Dated May 17, 2007
Filed Pursuant to Rule 433
Registration Statement No. 333-132807

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Fixed Rate-Floating Rate Notes)
Issuer:	General Electric Capital Corporation

Ratings:	Aaa/AAA

Trade Date-Pricing Effective Time:	May 17, 2007

Settlement Date (Original Issue Date):	May 23, 2007

Maturity Date:	May 23, 2011

Principal Amount:	US$ 500,000,000

Price to Public (Issue Price):	100.00%

Underwriters Commission:	0.12%

All-in Price:	99.88%

Net Proceeds to Issuer:	US$ 499,400,000

Fixed Rate Provisions
Fixed Rate Period:	May 23, 2007 to but excluding May 23, 2008

Benchmark:	Eurodollar Synthetic Forward Rate as per Bloomberg Page EDSF

Yield:	5.327%

Spread to Benchmark:	Plus 0.07%

Re-Offer Yield:	5.397%
Fixed Interest Rate:	5.397%
Fixed Rate Interest Payment Date:	May 23, 2008

Day Count Convention:	Actual/360

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Dated May 17, 2007
Filed Pursuant to Rule 433
Registration Statement No. 333-132807

Floating Rate Provisions
Floating Rate Period:	May 23, 2008 to but excluding the Maturity Date
Interest Rate Basis (Benchmark):	LIBOR, as determined by Reuters
Index Currency:	U.S. Dollars
Spread (plus or minus):	Plus 0.07%
Index Maturity:	Three Months
Index Payment Period:	Quarterly
Floating Rate Interest Payment Dates:	Quarterly on the 23nd day of each February, May, August and November, commencing on August 23, 2008, ending on the Maturity Date
Initial Interest Rate:	To be determined two London Business Days prior to May 23, 2008 based on three month USD LIBOR plus 0.07%
Interest Reset Periods and Dates:	Quarterly on each Floating Rate Interest Payment Date
Interest Determination Dates:	Quarterly, two London business Days prior to each Interest Reset Date
Day Count Convention:	Actual/360
Denominations:	Minimum of $1,000 with increments of $1,000 thereafter
Call Dates (if any):	Not Applicable
Call Notice Period:	Not Applicable

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Dated May 17, 2007
Filed Pursuant to Rule 433
Registration Statement No. 333-132807

Put Dates (if any):	Not Applicable
Put Notice Period:	Not Applicable
CUSIP:	36962G2Y9
ISIN:	Not Applicable
Common Code:	Not Applicable

Additional Terms:

Interest

Interest on the Notes for the period from and including May 23, 2007 to but excluding May 23, 2008 (the "Fixed Rate Period") will be payable in U.S. Dollars on May 23, 2008 (the "Fixed Rate Interest Payment Date"). During the Fixed Rate Period, the interest on the Notes will be equal to 5.397% per annum. During the Fixed Rate Period, interest will be computed and paid on an Actual/360 basis (based upon the actual number of days elapsed in each month in a 360-day year of twelve 30-day months).

Interest on the Notes for the period from and including May 23, 2008 to but excluding the Maturity Date (the "Floating Rate Period") will be payable in U.S. Dollars quarterly, in arrears, on the 23nd day of each February, May, August and November, commencing August 23, 2008 (each a "Floating Rate Interest Payment Date"). During the Floating Rate Period, the interest rate on the Notes will be equal to the sum of three month USD LIBOR plus 0.07%. The initial floating rate will be determined two London Business Days prior to May 23, 2008 based on three month USD LIBOR plus 0.07%. During the Floating Rate Period, the interest rate will be reset quarterly on each Floating Rate Interest Payment Date (the "Interest Reset Date"), and will be determined quarterly, two London Business Days prior to each Interest Reset Date. During the Floating Rate Period, interest will be computed and paid on the basis as provided for the Notes in the prospectus of the Issuer dated March 29, 2006, as supplemented by the prospectus supplement of the Issuer dated March 29, 2006, under "DESCRIPTION OF NOTES, Interest and Interest Rates, Floating Rate Notes, How Interest is Calculated."

Plan of Distribution:

The Notes are being purchased by Goldman, Sachs & Co. (the "Underwriter"), as principal, at 100.00% of the aggregate principal amount less an underwriting discount equal to 0.12% of the principal amount of the Notes. GE Capital Markets, Inc. will act as a sales agent (the "Agent") in connection with the offering and will receive a fee from the Underwriter equal to 0.06% of the principal amount of the Notes.

The Issuer has agreed to indemnify the Underwriter and the Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

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Dated May 17, 2007
Filed Pursuant to Rule 433
Registration Statement No. 333-132807

Additional Information:

General Information

At March 31, 2007, the Company had outstanding indebtedness totaling $443.274 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at March 31, 2007, excluding subordinated notes payable after one year, was equal to $438.374 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

Year Ended December 31,					Three Months Ended
2002	2003	2004	2005	2006	March 31, 2007
1.43	1.77	1.87	1.70	1.64	1.48

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the issuer or the underwriter participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. at 1-866-471-2526 or Investor Communications of the issuer at 1-203-357-3950.